Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 17, 2022, with respect to the consolidated financial statements of Atour Lifestyle Holdings Limited, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/S/ KPMG Huazhen LLP

Shanghai, China

September 16, 2022